Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-108789

                           PROSPECTUS SUPPLEMENT NO. 3
     (To Prospectus dated December 17, 2003, as supplemented by Prospectus Supplement No. 1 dated December 30, 2003 and Prospectus Supplement No. 2 dated January 9, 2004)

     This prospectus supplement supplements the prospectus dated December 17, 2003, as supplemented by prospectus supplement No. 1 dated December 30, 2003 and prospectus supplement No. 2 dated January 9, 2004, of DoubleClick Inc. relating to the resale from time to time by selling securityholders of our Zero Coupon Convertible Subordinated Notes due 2023 held by certain securityholders and the shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, as supplemented, which is required to be delivered with this prospectus supplement.

     The securities offered hereby involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 4 of the prospectus in determining whether to purchase the DoubleClick Inc. Zero Coupon Convertible Subordinated Notes due 2023 or the common stock issuable upon conversion of the notes.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                             ----------------------

     The sixth paragraph of the section of the prospectus entitled "Plan of Distribution" on page 52 of the prospectus is amended and restated in its entirety to read as follows:

     The selling securityholders and any broker-dealers who act in connection with the sale of notes or shares of common stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock issuable upon conversion of the notes may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. Forest Fulcrum Fund LP and KBC Financial Products USA Inc. have informed us that they are registered broker-dealers, and, as a result, they may be deemed to be underwriters in connection with the sale of the notes or shares of common stock issuable upon conversion of the notes.

     The seventh paragraph of the section of the prospectus entitled "Plan of Distribution" on page 52 of the prospectus is amended and restated in its entirety to read as follows:

     Citadel Equity Fund Ltd., Continental Assurance Company on Behalf of its Separate Account (E), DBAG London, NMS Services (Cayman) Inc., UBS AG London Branch, Wachovia Bank National Association and Goldman Sachs International are affiliates of registered broker-dealers, and each of these selling securityholders has informed us that (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time the notes were purchased, the selling securityholder had no agreements, plans or understandings, directly or indirectly, to distribute the notes or the shares of common stock issuable upon conversion of the notes.

                             ----------------------

     The sections of the prospectus entitled "Selling Securityholders" and "Voting/Investment Control Table" on pages 21-24 of the prospectus are amended and restated in their entirety to read as follows:

                             SELLING SECURITYHOLDERS

     We issued the notes covered by this prospectus in a private placement on June 23, 2003. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the notes and shares of our common stock issuable upon conversion of the notes pursuant to this prospectus.

     The following table sets forth information with respect to the selling securityholders and the principal amount of notes and shares of our common stock issuable upon conversion of the notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The table is based on information given to us by selling securityholders on or before February 12, 2004.


                                                                    Shares of
                                                                    DoubleClick                         Shares of
                                                     Principal        Common                           DoubleClick
                                                     Amount of         Stock         Notes Owned      Common Stock
                                                       Notes        Beneficially        After          Owned After
                                                   Beneficially     Owned Upon       Completion       Completion of
                                                    Owned That     Conversion of    the Offering       the Offering
Name of Securityholder                              May Be Sold     the Notes(1)         (2)              (2)(3)
------------------------------------------        --------------    ------------   --------------      -------------
Arkansas PERS..............................           870,000          66,321             0                 0

Barclays Global Investors Diversified
Alpha Plus Funds...........................           291,000          22,183             0                 0

Citadel Equity Fund Ltd....................        25,635,000       1,954,184             0                 0

Continental Assurance Company on
Behalf of its Separate Account (E).........           600,000          45,738             0                 0

DBAG London................................        12,250,000         933,830             0                 0

Forest Fulcrum Fund LP.....................           759,000          57,859             0                 0

Forest Global Convertible Fund, Ltd.,
Class A-5..................................         2,818,000         214,819             0                 0

Forest Multi-Strategy Master Fund SPC,
on Behalf of its Multi-Strategy Segregated
Portfolio..................................         1,033,000          78,746             0                 0

Goldman Sachs International................        13,000,000         991,004             0                 0

JMG Triton Offshore Fund, Ltd..............        14,000,000       1,067,235             0                 0

KBC Financial Products USA Inc.............         1,150,000          87,665             0                 0

LDG Limited................................           471,000          35,904             0                 0

Lexington Vantage Fund c/o TQA
Investors, L.L.C...........................           140,000          10,672             0                 0

LLT Limited................................           260,000          19,820             0                 0

Lyxor Forest Fund Ltd......................         1,278,000          97,423             0                 0

NMS Services (Cayman) Inc..................        16,000,000       1,219,697             0                 0

Nuveen Preferred and Convertible Fund
JQC........................................         3,840,000         292,727             0                 0

Prudential Insurance Co. of America........            75,000           5,717             0                 0

Relay 11 Holdings Co.......................           185,000          14,102             0                 0

Sphinx Convertible Arbitrage SPC...........           108,000           8,232             0                 0



                                                                    Shares of
                                                                    DoubleClick                         Shares of
                                                     Principal        Common                           DoubleClick
                                                     Amount of         Stock         Notes Owned      Common Stock
                                                       Notes        Beneficially        After          Owned After
                                                   Beneficially     Owned Upon       Completion       Completion of
                                                    Owned That     Conversion of    the Offering       the Offering
Name of Securityholder                              May Be Sold     the Notes(1)         (2)              (2)(3)
------------------------------------------        --------------    ------------   --------------      -------------
Sphinx Fund c/o TQA Investors, L.L.C.......           272,000          20,734             0                 0

State of Oregon/Equity.....................         3,875,000         295,395             0                 0

TQA Master Fund, Ltd.......................         7,308,000         557,096             0                 0

TQA Master Plus Fund, Ltd..................         7,214,468         549,966             0                 0

UBS AG London Branch.......................        16,000,000       1,219,697             0                 0

Univest Convertible Arbitrage Fund Ltd.....           169,000          12,883             0                 0

Wachovia Bank National Association.........        16,000,000       1,219,697             0                 0

Xavex - Convertible Arbitrage 4 Fund.......             99,000           7,546            0                 0

Xavex - Convertible Arbitrage 7 Fund c/o
TQA Investors, L.L.C.......................          1,278,000          97,423            0                 0

Zurich Institutional Benchmarks Master
Fund, Ltd. c/o TQA Investors, L.L.C........          1,002,000          76,383            0                 0

------------------------

(1) Assumes conversion of all of the selling securityholders' notes at the maximum conversion rate of 76.2311 shares per note. However, the maximum conversion rate is subject to adjustment as described under "Description of the Notes-Conversion Rate Adjustments." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) We do not know when or in what amounts a selling securityholder may offer notes or shares of our common stock issuable upon conversion of the notes for sale. The selling securityholders might not sell any or all of the notes or shares of our common stock issuable upon conversion of the notes offered by this prospectus. Because the selling securityholders may offer all or some of the notes or shares of our common stock issuable upon conversion of the notes pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of our common stock issuable upon conversion of the notes, we cannot estimate the number of the notes or shares of our common stock issuable upon conversion of the notes that will be held by the selling securityholders after the completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the notes or shares of our common stock issuable upon conversion of the notes covered by this prospectus will be held by the selling securityholders.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the notes.

Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus amendments or supplements, as required.

None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.


                         VOTING/INVESTMENT CONTROL TABLE

Name of Securityholder                                      Natural person or persons with voting or dispositive power
----------------------                                      ----------------------------------------------------------

Arkansas PERS..........................................                               Ann Houlihan

Barclays Global Investors Diversified Alpha Plus
     Funds.............................................                             Michael A. Boyd

Citadel Equity Fund Ltd................................                          Kenneth C. Griffin (1)

Continental Assurance Company on Behalf of its
     Separate Account (E)..............................                             Dennis R. Hemme

DBAG London............................................                                 Dan Azzi

Forest Fulcrum Fund LP.................................                             Michael A. Boyd

Forest Global Convertible Fund, Ltd., Class A-5........                             Michael A. Boyd

Forest Multi-Strategy Master Fund SPC, on Behalf of its
     Multi-Strategy Segregated Portfolio...............                             Michael A. Boyd

Goldman Sachs International............................                             Gordon McCulloch

JMG Triton Offshore Fund, Ltd..........................                 Jonathan M. Glaser and Roger Richter (2)

KBC Financial Products USA Inc.........................                               Luke Edwards

LDG Limited............................................                                   (3)

Lexington Vantage Fund c/o TQA Investors,
     L.L.C.............................................                                   (3)

LLT Limited............................................                             Michael A. Boyd

Lyxor Forest Fund Ltd..................................                             Michael A. Boyd

NMS Services (Cayman) Inc..............................                           R. Kevin Beauregard

Nuveen Preferred and Convertible Fund JQC..............                               Ann Houlihan

Prudential Insurance Co. of America....................                               Ann Houlihan

Relay 11 Holdings Co...................................                             Michael A. Boyd

Sphinx Convertible Arbitrage SPC.......................                             Michael A. Boyd

Sphinx Fund c/o TQA Investors, L.L.C...................                                   (3)

State of Oregon/Equity.................................                               Ann Houlihan

TQA Master Fund, Ltd...................................                                   (3)

TQA Master Plus Fund, Ltd..............................                                   (3)

UBS AG London Branch...................................              Tom Klein, Veronica Wilthew and Charlie Dietz

Univest Convertible Arbitrage Fund Ltd.................                          Terri Engelman Rhoads

Wachovia Bank National Association.....................                               Eric Peyton

Xavex - Convertible Arbitrage 4 Fund...................                             Michael A. Boyd


Name of Securityholder                                      Natural person or persons with voting or dispositive power
----------------------                                      ----------------------------------------------------------
Xavex - Convertible Arbitrage 7 Fund c/o TQA
     Investors, L.L.C..................................                               (3)

Zurich Institutional Benchmarks Master Fund, Ltd.
     c/o TQA Investors, L.L.C..........................                               (3)

---------------------------

(1) Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the referenced notes beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate voting and investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the referenced notes held by Citadel Equity Fund Ltd.

(2) JMG Triton Offshore Fund, Ltd., or JMG Triton, is an international business company under the laws of the British Virgin Islands. JMG Triton's investment manager is Pacific Assets Management LLC, a Delaware limited liability company. Pacific Assets Management LLC is an investment advisor registered with the Securities and Exchange Commission and has voting and dispositive power over JMG Triton's investments, including the referenced notes. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Assets Management LLC are owned by Messrs. Roger Richter, Jonathan
     M. Glaser and Daniel A. David, and Messrs. Glaser and Richter have sole investment and voting discretion over JMG Triton's portfolio holdings.

(3) The securityholder has informed us that TQA Investors, L.L.C. has voting or investment power over the referenced notes. TQA Investors, L.L.C. consists of the following five members: Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero. Mr. Butman serves as chief executive officer of TQA Investors, L.L.C.

                              -------------------

          The date of this prospectus supplement is February 12, 2004.

         -------------------------------------------------------------